EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-116896, 333-116894, 333-118055, 333-58832, 333-58836, 333-58840, and 333-160665 on Form S-8 of our report dated April 1, 2015, relating to the consolidated financial statements and financial statement schedule of UTi Worldwide Inc. and subsidiaries, and our report relating to the effectiveness of UTi Worldwide Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of UTi Worldwide Inc. for the fiscal year ended January 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California April 1, 2015